Exhibit 10.92

February 10, 2009

David Cunningham
Chordiant Software, Inc.
20400 Stevens Creek Blvd.
Cupertino, CA 95014

Re:           Separation Agreement

Dear David:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Chordiant Software, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation.  Your last day of work with the Company and your employment termination date will be February 13, 2009 (the “Separation Date”).

2. Accrued Salary.  On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to this payment regardless of whether or not you sign this Agreement.

3. Severance Benefits.  If you sign this Agreement and allow the release contained herein to become effective, then the Company will provide you with the following severance benefits:

a. Severance Payments.  The Company will make severance payments to you in the form of continuation of your base salary in effect on the Separation Date for a period of six (6) months following the Separation Date (“the Severance Payments”).  The Severance Payments will be made on the Company’s ordinary payroll dates, and will be subject to standard payroll deductions and withholdings.  The Severance Payments will commence on the first regular payday following the Effective Date, as defined in paragraph 12 below.  On the first payroll payday following the Effective Date, the Company will pay you, in a lump sum, the salary continuation payments that you would have received on or prior to such date but for the delay in the effectiveness of the release, with the balance of the cash severance being paid as scheduled.

b. Bonus/Commission Severance Payment.  As an additional severance benefit, the Company will allow you to earn bonuses and commissions under the terms of the FY2009 Vice President Worldwide Sales Incentive Bonus Plan (the “Plan”) as though you were an active employee through March 31, 2009 (the “Bonus/Commission Severance Payments”).

David Cunningham
February 10, 2009

Any Bonus/Commission Severance Payments shall be subject to standard payroll deductions and withholdings, and shall be paid to you on the later of: (i) the date(s) the amount(s) would otherwise be payable under the Plan; or (ii) within seven (7) days after the Effective Date.  You will not earn, be deemed to have earned or be eligible to earn any bonuses or commissions under the Plan after March 31, 2009.

c. Health Insurance.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  If you timely elect continued coverage under COBRA, the Company, as part of this Agreement and as an additional severance benefit, will pay your COBRA premiums for six (6) months following the Separation Date (“COBRA Premiums”).

4. Equity. You were granted certain equity interests in the Company’s common stock.  Under the terms of the governing documents, vesting of those equity interests will cease as of the Separation Date, and your rights to exercise your vested equity interests will be as set forth in the governing plan documents.

5. Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

6. Expense Reimbursements.  You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

7. Return of Company Property.  By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, blackberry devices and cell phones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

8. Proprietary Information Obligations.  Both during and after your employment you acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

9. Nondisparagement.  You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation;

David Cunningham
February 10, 2009

provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.

10. Release of Claims.  In exchange for the severance benefits set forth in paragraph 3 and other consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement.  This general release includes, but is not limited to:  (1) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

11. Exceptions.  You are not releasing any claim that cannot be waived under applicable state or federal law.  You are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company.  Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.  Nothing in this Agreement shall prevent you from challenging the validity of the release in a legal or administrative proceeding.

12. ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”).  You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke it, with such revocation to be effective only

David Cunningham
February 10, 2009

if you deliver written notice of revocation to the Company within the seven (7)-day period; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”).  Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

13. Section 1542 Waiver.  YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

14. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

15. General.  This Agreement including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

David Cunningham
February 10, 2009

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

Chordiant Software, Inc.

By:	/s/ Steven R. Springsteel
Steven R. Springsteel
Chairman, Chief Executive Officer and President

Agreed:

/s/ David Cunningham
David Cunningham

Feb. 13, 2009
Date